SURRENDER OF COLLATERAL,
CONSENT TO STRICT FORECLOSURE,
AND RELEASE AGREEMENT

This Surrender of Collateral, Consent to Strict Foreclosure, and Release Agreement (the “Agreement”) is entered into on January 20, 2015 by and between bBooth, Inc., a Nevada corporation, and Songstagram, Inc., a Nevada corporation.

RECITALS

A.           bBooth, Inc. (“bBooth”) and Songstagram, Inc. (“Songstagram”) have entered into that certain $475,000 Secured Promissory Note (“Note”) and related Security Agreement, (the “Security Agreement”) each dated as of December 11, 2014.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Note and Security Agreement.

B.           As security for the performance of Songstagram’s obligations under the Note, Songstagram granted bBooth a security interest in all of Songstagram’s assets as more fully described in the Security Agreement.

C.           The Collateral includes that certain property of Songstagram including, but not limited to, any and all of the “accounts,” “chattel paper,” “contracts,” “documents,” “equipment,” “fixtures,” “general intangibles” (including, without limitation, all intellectual property of Songstagram), “trademarks,” “copyrights,” “goods,” “investment property,” “instruments,” and “inventory” (as such terms are defined in the California Uniform Commercial Code), and all other assets and personal property held in Songstagram’s name, and all proceeds and products thereof and all accessions to, substitutions and replacements for, and rents and profits of each of the foregoing (the “Collateral”).

D.           bBooth has demanded from Songstagram payment of all moneys due to bBooth and possession of the Collateral.

E.           Songstagram has agreed to turn over the Collateral and consents to bBooth retaining the Collateral in satisfaction of the indebtedness as provided for in Section 9620 of the California Uniform Commercial Code (the “UCC”).  Songstagram has waived and renounced, after default, all of its rights to notice of any kind, including a Notification of Disposition of Collateral and its right to require Disposition of Collateral as provided for in Section 9624 of the California Uniform Commercial Code.

AGREEMENT

NOW, THEREFORE, based upon the agreed upon facts set forth above, which are incorporated herein, and the mutual promises contained herein, the parties agree as follows:

1.	Acknowledgment of Songstagram.

1.1           Songstagram acknowledges that it is in default under the Note and is indebted to bBooth in the principal amount of approximately $475,000 as of January __, 2015 plus interest, costs, fees and expenses (collectively, the “Indebtedness”).  In addition, bBooth is entitled to add to the Indebtedness all of bBooth’s costs, fees and expenses including reasonable attorneys’ fees incurred in enforcing its rights.

1.2           Songstagram acknowledges that: (i) bBooth has been granted a security interest in the Collateral, and (ii) bBooth is entitled to immediately proceed to foreclose upon the Collateral and to exercise its other rights and remedies set forth in the Note as provided by the UCC.

1.3           Songstagram irrevocably:

1.3.1           consents to bBooth retaining the Collateral in satisfaction of the Indebtedness in accordance with the terms set forth herein and pursuant to the provisions of Section 9620 of Article 9 of the UCC; and

1.3.2           irrevocably waives and renounces any and all rights to notice it has or may have under Section 9601, et seq., of the UCC, Part 6 of the UCC including, without limitation, all rights under Section 9620 to receive notice of the proposed retention of the Collateral or subsequent disposition of same, or to the full extent of the law, any other notice or right it may have arising under or pursuant to this or any other section of the UCC or otherwise.

1.4           Songstagram acknowledges that it has no claims, offsets, demands, damages, suits, assertions, cross-complaints, causes of action or debts of any kind or nature whatsoever, whether known or unknown, and whenever or howsoever arising (collectively the, “Existing Claims”), that can be asserted to reduce or eliminate its liability to repay the Indebtedness or seek any affirmative relief or damages of any kind or nature from bBooth, its officers, directors, representatives, employees, counsel, assigns or successors.  To the extent any such Existing Claims exist, they are fully, forever, and irrevocably waived and released by Songstagram as more fully provided for in Section 3 hereof.

2.	bBooth’s Acceptance of Collateral in Satisfaction of Indebtedness.

2.1           Pursuant to Section 9620 of the UCC, this Agreement shall constitute notice by bBooth and receipt and consent by Songstagram of bBooth’s proposal to retain the Collateral in satisfaction of the Indebtedness.  This Agreement shall also constitute Songstagram’s post default waiver and renunciation of all of its rights under Article 9, subdivision 6, of the UCC (including, without limitation, Section 9620).

2.2           Songstagram shall immediately assemble and make available to bBooth for its immediate possession the Collateral and all items relating thereto including, but not limited to, computer disks, records as to the Collateral, contracts, books and records and other information that may be of assistance to bBooth in its management of the Collateral.

2.3           The location of the Collateral is 15462 Cabrito Road, Van Nuys, CA, 91406.

2.4           bBooth agrees to accept said Collateral in satisfaction of the obligations constituting the Indebtedness in the amount of Four Hundred, Seventy-Five Thousand dollars and no cents ($475,000.00) plus interest, costs, fees and expenses, including attorney’s fees incurred in enforcing its rights, and such amount shall be credited against, and reduce the amount of, the Indebtedness.  Songstagram acknowledges that the credit being received for the Collateral is fair and reasonable.

3.	Release of Claims.

3.1           Release. Songstagram for itself and on behalf of its officers, directors, employees, partners, successors, assigns, heirs and estates, hereby forever and irrevocably releases bBooth and its officers, directors, affiliates, members, managers, representatives, agents, attorneys, employees, predecessors, successors and assigns, from any and all claims, offsets, demands, damages, suits, assertions, cross-complaints, causes of action or debts of any kind or nature whatsoever, whenever or howsoever arising, including, but not limited to, the Existing Claims (collectively, the “Claims”), whether such Claims are known or unknown, contingent or absolute, existing as of the date of this Agreement. The Claims released include, without limitation, all Claims:

3.1.1           that bBooth breached its obligations under the Note or Security Agreement;

3.1.2           that bBooth failed to fund any loan or honor any commitment to provide financial accommodations; and

3.1.3           of tort or wrongful conduct, including, but not limited to, any Claim by Songstagram for trade libel and/or any claim of fraudulent representation or concealment, claim of misappropriation, or interference of business, against bBooth or its affiliates, members, managers, representatives, agents, attorneys, employees, predecessors, successors and assigns.

3.2           Release of Unknown Songstagram’s Claims. Songstagram acknowledges that it has been advised by counsel with respect to the release contained herein.  Songstagram hereby waives and relinquishes all the rights and benefits which it may have with respect to the Claims released herein and under Section 1542 of the California Civil Code and any similar provision of law or rule or decision. Songstagram is familiar with and waives the provisions of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which, if known by him or her, must have materially affected his or her settlement with the debtor.

3.3           Indemnification.  Songstagram shall, to the maximum extent permitted by applicable law, indemnify and hold bBooth harmless from and against any losses, claims, damages or liabilities, joint or several, to which bBooth may become subject for any reason, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon this Agreement, including, but not limited to, any claims of ownership of or rights to the Collateral; and Songstagram shall advance expenses and reimburse bBooth for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action.

3.4           Consideration for Release and Indemnity.  Songstagram acknowledges that:

3.4.1           the Collateral is worth equal to or less than the credit being received and that it is receiving full and adequate consideration for the release of the Claims;

3.4.2           the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for; and

3.4.3           it has been advised by counsel with respect to the release contained herein, and is executing this release and indemnification voluntarily, with full knowledge of its significance and with the express intention of effecting the legal consequences anticipated by California Civil Code Section 1541.

3.5           No Prior Transfer of Claims.  Songstagram hereby warrants and represents to bBooth, as to any released Claim, that its is the sole and absolute owner thereof, free and clear of all of the rights and interest of any other person therein and has the right, ability and sole power to release such released Claim.

3.6           Binding Nature. Songstagram acknowledges that its counsel has explained to it the facts that: (1) the foregoing release and indemnification is binding upon it; (2) Songstagram has no Claim remaining against bBooth; (3) this Agreement is binding and enforceable and not subject to any claim of voidability by reason of economic duress, coercion or similar legal or equitable theory; and (4) Songstagram is entering into this Agreement with full knowledge of its consequences and to induce bBooth to enter into this Agreement.

4.             Representations and Warranties.

4.1           Songstagram’s Representations and Warranties.  Songstagram makes the following representations and warranties:

4.1.1           Title.  Songstagram has good and merchantable title to the Collateral free and clear of all liens and encumbrances other than the lien in favor of bBooth;

4.1.2           Power and Authority.  Songstagram is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Songstagram has the power and authority to enter into this Agreement and to convey the Collateral to bBooth and to otherwise perform its obligations hereunder.  Songstagram has taken all corporate action necessary for it to enter into this Agreement and to perform its obligations hereunder.  This Agreement is binding upon and fully enforceable against Songstagram in accordance with its terms.  Neither the execution of this Agreement nor performance of the obligations hereunder shall result in a breach of any document, judgment, decree, agreement or law, order, rule or regulation by which it is bound.

4.1.3           Litigation or Proceedings.  No suit, action, or other proceeding is pending or, to Songstagram’s knowledge, has been threatened before any court as it relates to or concerns the Collateral or the transactions contemplated hereby, which would adversely affect Songstagram’s ability to perform its obligations under this Agreement.

4.1.4           Bankruptcy.  No petition in bankruptcy for the appointment of a receiver or trustee has been filed by or against Songstagram; and Songstagram has not made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors, which petition, proceedings, assignment, or arrangement exists, is pending, or is contemplated by Songstagram that would materially affect the Collateral.

4.1.5           Materials Accurate.  All of the reports, contracts, and other information regarding the Collateral provided by Songstagram to bBooth hereunder are true and correct in all material respects and no information has been omitted from such materials that would cause the reports, information, and materials delivered by Songstagram to bBooth to be misleading in any material way.

4.1.6           Compliance with Law.  The operations and activities of Songstagram as they relate to and concern the Collateral comply in all material respects, and have complied in all material respects, with all applicable federal, state, local or foreign law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree.

4.1.7           No Conflicts.  None of the execution, delivery or performance by Songstagram of this Agreement and each other documents and agreements referenced herein, the consummation by the Songstagram of the transactions contemplated hereby and thereby, or compliance by Songstagram with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the organizational documents of Songstagram, (b) require any filing with, permit or consent of, any governmental authority or other person (including, without limitation, consents from parties to any contracts), (c) require any consent or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any contract, or (d) violate any order or applicable law with respect to the Songstagram or the Collateral.

4.2            bBooth’s Representations and Warranties.  bBooth makes the following representations and warranties:

4.2.1 Power and Authority.  bBooth is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  bBooth has the power and authority to enter into this Agreement.  bBooth has taken all corporate action necessary for it to enter into this Agreement and to perform its obligations hereunder.

5.             Covenants

                5.1           Covenant of Songstagram.  Songstagram hereby covenants that it shall cooperate with bBooth in connection with the performance of the terms of this Agreement.  Songstagram shall perform all necessary steps and shall sign all agreement necessary to assign and transfer the Collateral to bBooth in accordance with this Agreement.

6.             Miscellaneous Provisions

6.1           Rules of Construction. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Article or Section.

6.2           Severability. The validity, legality or enforceability of this Agreement will not be affected even if one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect.

6.3           Agreement Negotiated. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof.  As a consequence, the parties agree that the presumptions of Section 1654 of the California Civil Code relating to the interpretation of contracts against the drafter of any particular clause should not be applied in this case and therefore waive its effects.

 6.4          Notices. Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

If to bBooth:

bBooth, Inc.
1157 North Highland Avenue, Suite C
Los Angeles, CA, USA 90038
Attention:         Rory Cutaia
Telephone:       (855) 250-2300
Email:                 rory@bbooth.com

With a copy (which will not constitute notice) to:

Clark Wilson LLP
900 – 885 West Georgia Street
Vancouver, BC, Canada, V6C 3H1
Attention:         Virgil Z. Hlus
Telephone:        (604) 687-5700
Email:                  vzh@cwilson.com

If to Songstagram:

Songstagram, Inc.
15462 Cabrito Road
Van Nuys, CA, USA 91406
Attention:          Rocky Wright
Telephone:         (______) ____________________
Email:                   rocky@songstagram.com

(or to such other address or number as any party may specify by notice in writing to another party).

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be.
Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

6.5           Time of Essence. Time is of the essence in the performance of this Agreement.

6.6           No Assignment; Binding Effect. This Agreement may be assigned by bBooth in whole or in part in its sole and absolute discretion. This Agreement is personal to Songstagram and shall not be assigned to any other person or entity and any such assignment shall be in violation hereof and null and void.  Notwithstanding the above, this Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective heirs, estates and successors, and the assigns of bBooth.

6.7           Recitals Incorporated. The Recitals are incorporated into and are a part of this Agreement.

6.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.9           Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument, and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of an original copy of this Agreement as of the date set out on the first page of this Agreement.

6.10           No Fiduciary Relationship.  The parties hereto are debtor and creditor, no fiduciary duty or relationship exists between them.

6.11           Survival of Representations of Warranties.  Songstagram represents and warrants and acknowledges that: (i) bBooth is relying upon the representations and warranties, all of which shall survive the execution hereof; (ii) the execution, delivery and performance of this Agreement has been duly authorized by Songstagram; and (iii) this Agreement, when executed and delivered, constitutes the valid, binding and legally enforceable obligation of Songstagram in accordance with the terms hereof.

6.12           Confidentiality. The terms of this Agreement have been negotiated and received in confidence and, except as otherwise set forth herein, Songstagram nor any of its representatives, employees or those acting on their behalf, will disclose any of the terms of this Agreement, or authorize anyone else to disclose such terms, without the express written consent of bBooth, except that the Songstagram may disclose the terms of this Agreement to its attorneys, accountants, and financial advisors, and as required by law.

6.13           Venue, Jurisdiction; Jury Trial Waiver.  bBooth and Songstagram hereby:

6.13.1           consent to the jurisdiction of any state or Federal court located in California;

6.13.2            agree that the exclusive venue of any proceeding respecting this Agreement, the rights and obligations of the parties under this Agreement, and of any dispute between bBooth and Songstagram shall be a court of competent jurisdiction located in Los Angeles County, California; and

6.13.3            irrevocably waive their right to a jury trial in any action or proceeding based upon, or related to, the subject natter of the Note and Security Agreement and this Agreement.  The foregoing waiver of trial by jury is knowingly, intentionally, and voluntarily made by bBooth and Songstagram and Songstagram ackowledges that bBooth nor any person acting on behalf of bBooth has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. bBooth and Songstagram further each acknowledge that they have been represented in the negotiation and execution of this agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel. bBooth and Songstagram further acknowledge that they have read and understand the meaning and ramification of this provision.

                   6.14           The parties to this Agreement will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

bBooth, Inc. /s/ Rory Cutaia Rory Cutaia, President	Songstagram, Inc. /s/ Rocky Wright Rocky Wright